Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (No. 333-198051) on Form S-3 of GreenHunter Resources, Inc. of our report dated March 31, 2014, except for Note 16, as to which the date is August 20, 2014, relating to our audit of the consolidated financial statements, which appears in the Current Report on Form 8-K filed by GreenHunter Resources, Inc. on August 20, 2014.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Dallas, Texas

October 13, 2014